                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No.1)*

                           VIVA GAMING & RESORTS INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
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                         (Title of Class of Securities)

                                   9285OU 10 1
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                                 (CUSIP Number)

                                October 12, 2001
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             (Date of Event Which Requires Filing of this Statement)
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Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

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            * The  remainder  of this  cover  page  shall  be  filled  out for a reporting  person's  initial filing on this form with respect to the subject  class  of  securities,  and  for any  subsequent  amendment containing information which would alter the disclosures provided in a prior cover page.

                        The information  required in the remainder of this cover
            page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities  Exchange Act of 1934 or otherwise  subject to the liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 9285OU 10 1                       13G             Page 2 of 6 Pages
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================================================================================
     1      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Bram Solloway
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     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) / /
                                                                     (b) / /
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     3      SEC USE ONLY

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     4      CITIZENSHIP OR PLACE OR ORGANIZATION

                        CANADA
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  NUMBER OF         5          SOLE VOTING POWER
   SHARES
BENEFICIALLY                               251,900 shares
  OWNED BY
    EACH    --------------------------------------------------------------------
  REPORTING         6          SHARED VOTING POWER
PERSON WITH
                                           0 shares
            --------------------------------------------------------------------
                    7          SOLE DISPOSITIVE POWER

                                           251,900 shares
            --------------------------------------------------------------------
                    8          SHARED DISPOSITIVE POWER

                                           0 shares
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     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        251,900 shares
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES  / /
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                        Less than 1.0%
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    12      TYPE OF REPORTING PERSON

                        IN
================================================================================

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CUSIP No. 9285OU 10 1                       13G             Page 3 of 6 Pages
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            Item 1.

            (a)         Name of Issuer:                     Viva Gaming & Resorts Inc.
            (b)         Address of Issuer's Principal Executive Offices:
                                                            3611 S. Lindell Rd., Suite 108,
                                                            Las Vegas, Nevada, 89103-1241

            Item 2.

            (a)         Name of Person Filing:  Bram Solloway
            (b)         Address of Principal Business Office, or if none, Residence:
                                                            c/o  Maxwell Capital, Inc.
                                                                   400 Burrard Street, 14th Floor
                                                                   Vancouver, B.C.
                                                                   Canada V6C 3G2

            (c)         Citizenship: Canada
            (d)         Title of Class of Securities: Common Stock, par value $.001 per share
            (e)         CUSIP Number: 9285OU 10 1

            Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or
13d-2(b) or (c), check whether the person filing is a:

                        /x/         Not Applicable

            (a)         / /         Broker or dealer registered under Section 15 of the Exchange Act.

            (b)         / /         Bank as defined in section 3(a)(6) of the Exchange Act.

            (c)         / /         Insurance company as defined in section 3(a)(19) of the Exchange Act.

            (d)         / /         Investment company registered under section 8 of the Investment Company Act.

            (e)         / /         An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

            (f)         / /         An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)         / /         A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)         / /         A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

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CUSIP No. 9285OU 10 1                       13G             Page 4 of 6 Pages
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            (i)         / /         A church plan that is excluded from the  definition of an investment  company under Section  3(c)(14) of the  Investment
                                    Company Act.

            (j)         / /         Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Item 4.     Ownership

            (a)         Amount Beneficially Owned: 251,900 shares.
            (b)         Percent of Class: Less than 1.0%.
            (c)         Number of shares as to which such person has:
                        (i)         sole power to vote or direct the vote: 251,900 shares.
                        (ii)        shared power to vote or direct the vote: 0 shares.
                        (iii)       sole power to dispose or direct the disposition of: 251,900 shares.
                        (iv)        shared power to dispose or direct the disposition of: 0 shares.

            * Based on  28,317,700  shares of  Common  Stock  outstanding  as of
October 12, 2001 as reported by the Issuer.

            Item 5.     Ownership of Five Percent or Less of a Class.

                                    If this  statement  is being filed to report
                        the fact that as of the date hereof the reporting person
                        has ceased to be the beneficial  owner of more than five
                        percent of the class of securities,  check the following
                        [x].

            Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

                        Not Applicable.

            Item 7.     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        Not Applicable.

            Item 8.     Identification and Classification of Members of the Group.

                        Not Applicable.

            Item 9.     Notice of Dissolution of Group.

                        Not Applicable.

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CUSIP No. 9285OU 10 1                       13G             Page 5 of 6 Pages
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            Item 10. Certification.

                                    By signing below I certify that, to the best
                        of my knowledge and belief,  the securities  referred to
                        above were not acquired and are not held for the purpose
                        of or with the effect of  changing  or  influencing  the
                        control  of the  issuer of the  securities  and were not
                        acquired  and are not  held in  connection  with or as a
                        participant  in any  transaction  having that purpose or
                        effect.

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 9285OU 10 1                       13G             Page 6 of 6 Pages
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                                    SIGNATURE
                                    ---------

                        After reasonable inquiry and to the best of my knowledge
and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2001

                                  By: /s/ Bram Solloway
                                      ----------------------------
                                                 Bram Solloway